Exhibit 99.1

        ITT INDUSTRIES APPOINTS GEORGE E. MINNICH CHIEF FINANCIAL OFFICER

               OTIS ELEVATOR CFO TO JOIN ITT INDUSTRIES ON JULY 1

WHITE PLAINS, N.Y., June 6 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE:
ITT) announced today that George E. Minnich will become Senior Vice President and Chief Financial Officer of the corporation. Minnich is currently Vice President and Chief Financial Officer at Otis Elevator Company, a $9 billion division of United Technologies Corporation. He will join ITT Industries on
July 1, 2005.

"We are delighted that George Minnich is joining ITT in this important role," said Steven Loranger, Chairman, President and Chief Executive Officer of ITT. "He brings extensive experience from his many years in leadership roles within the United Technologies organization. ITT has become known for our track record of sustained performance and the strength of our finance team. We think George is well positioned to lead that very capable team."

Minnich succeeds Ed Williams, who will be retiring from the company after 18 years. "Ed has had a distinguished career at ITT," said Loranger. "His razor-like focus on cash management and strategy has made him an admired leader, both within ITT and with those who follow us in the financial community. Since becoming CFO in 2003, he has served as the voice of ITT on Wall Street, and I know he will be missed. He has provided outstanding support for me during the CEO transition of the last year, and he will be assisting George during his transition as well. We wish him a long and satisfying retirement."

Minnich, 55, held several senior finance positions during 12 years at United Technologies. He assumed his current role at Otis Elevator in 2001. Prior to that, Minnich was Vice President and Chief Financial Officer of Carrier Corporation, a sister division from 1996 until 2001. He joined United Technologies as Vice President and Corporate Controller in 1993. During his career at United Technologies, Minnich had extensive experience and responsibilities in managing global finance organizations in both developed and emerging markets, including systems strategies, acquisitions and cost management programs. Prior to joining United Technologies, Minnich was an audit partner with Price Waterhouse (now PriceWaterhouseCoopers) and served as Chairman of their Aerospace and Defense Industry Accounting Services Group.

Minnich is a graduate of Albright College and a Certified Public Accountant.

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About ITT Industries

ITT Industries, Inc. (http://www.itt.com) supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. Headquartered in White Plains, NY, the company generated $6.8 billion in 2004 sales. In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, Paris, London and Frankfurt exchanges.

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SOURCE  ITT Industries, Inc.
    -0-                             06/06/2005
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, tom.glover@itt.com/
    /Web site:  http://www.itt.com /